Exhibit 99.B(7)(b)

AMENDED AND RESTATED DISTRIBUTION PLAN

ING INVESTORS TRUST

The following Amended and Restated Distribution Plan (the “Plan”) has been adopted pursuant to Rule12b-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), by the Board of Trustees of ING Investors Trust (the “Trust”).  The Plan has been approved by a majority of the Trust’s Trustees, including a majority of the Trustees who are not interested persons of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of the Plan or in any agreement related to the Plan (the “non-interested trustees”), cast in person at a meeting called for the purpose of voting on such Plan. This Plan shall apply to any class of any separate series (each a “Portfolio”, collectively the “Portfolios”) of the Trust set forth in Schedule A as shall be supplemented from time to time by the Trustees.

Shares of the Portfolios may from time to time be offered to life insurance companies (each, a “Life Company”) for allocation to certain of their separate accounts established for the purpose of funding variable annuity contracts or variable life policies (collectively referred to herein as “Variable Contracts”), as well as to qualified benefit plans (“Retirement Plans”). The Trust has entered into a Distribution Agreement (“Distribution Agreement”) with ING Funds Distributor, LLC (the “Distributor”).

Pursuant to the Distribution Agreement, the Distributor will serve as the distributor of the Trust’s shares and each Portfolio participating in this Plan may pay the Distributor for remittance to a Life Company or any affiliate thereof (“Recipient”) for various costs incurred or paid in connection with the indirect distribution of shares of that Portfolio.

Section 1.  Annual Fee.  The Trust, on behalf of a Portfolio, may make payments quarterly to the Distributor for remittance to a Recipient, in order to pay or reimburse such Recipient for Eligible Expenses (as defined below) incurred or paid (as the case may be) by such Recipient, provided that no such payment shall be made with respect to any quarterly period in excess of an amount determined for such period at the annual rate of 0.25% (1/4 of 1%) of the average daily net assets of such Portfolio attributable to a Life Company’s Variable Contract owners during that quarterly period.

Section 2.  Expenses Covered By the Plan.  Expenses payable pursuant to this Plan (“Eligible Expenses”) may include, but are not necessarily limited to, costs: (a) of printing and mailing Trust prospectuses, statements of additional information, any supplements thereto and reports for prospective Variable Contract owners; (b) relating to the development, preparation, printing and mailing of advertisements, sales literature and other promotional materials describing and/or relating to the Trust and including materials intended for use within a Life Company, or for broker-dealer only use or retail use; (c) of holding seminars and sales meetings designed to promote the sale of Trust shares; (d) of obtaining information and providing explanations to Variable Contract owners regarding the Portfolio investment objectives and policies and other information about the Trust and the Portfolio, including the performance of the Portfolio; (e) of training sales personnel regarding the Trust; (f) of compensating sales personnel in connection with the allocation of cash values and premiums of the Variable Contracts to the

Trust; and (g) of financing any other activity that the Trust’s Board of Trustees determines is primarily intended to result in the sale of the Portfolio shares.

Section 3.  Distribution Expenses in Excess of Fee.  All Eligible Expenses in excess of the fee rates provided for in this Plan may be carried forward and resubmitted in a subsequent fiscal year provided that (i) Eligible Expenses cannot be carried forward for more than three years following initial submission; and (ii) the non-interested Trustees determine at the time of initial submission that the Eligible Expenses are appropriate to be reimbursed. Eligible Expenses will be paid on a first-in, first-out basis.

Section 4.  Written Reports.  On a quarterly basis, the Distributor shall submit to the Trustees for their review, a written report complying with Rule 12b-1 under the 1940 Act describing the amount of the Eligible Expenses and the purposes of those Eligible Expenses with respect to a Portfolio of a Series incurred or paid by each Recipient since the later of the effective date of this Plan or the previous period for which payments hereunder have been made by that Portfolio. In the event that amounts of Eligible Expenses are not specifically attributable to the distribution of shares of any particular Portfolio, the Distributor may allocate Eligible Expenses to each Portfolio deemed by the Trustees to be reasonably likely to benefit therefrom based upon the ratio of the average daily net assets of each such Portfolio during the previous period to the aggregate daily net assets of all such Series for such period, subject to the Trust’s Multiple Portfolio Plan; provided, however, that any such allocation may be subject to such adjustments as the Distributor shall deem appropriate to render the allocation fair and equitable under the circumstances, which adjustments shall be approved by the Trustees.

Section 5.  Termination.  The Plan may be terminated as to a Portfolio at any time, without penalty, by a vote of a majority of the non-interested Trustees, or by vote of a majority of the outstanding voting securities of that Portfolio. Any agreement related to this Plan with respect to a Portfolio may be likewise terminated at any time, without payment of any penalty, by vote of a majority of the non-interested Trustees or by vote of a majority of the outstanding shares of that Portfolio, on not more than sixty (60) days’ written notice to the Distributor. Such agreement shall terminate automatically in the event of its assignment. Once terminated, no further payments shall be made under the Plan notwithstanding the existence of any unreimbursed current or carried forward Eligible Expenses.

Section 6.  Amendments.  The Plan may not be amended to increase materially the amount that may be spent for distribution by a Portfolio without the approval of a majority of the outstanding voting securities of that Portfolio. All material amendments to the Plan and any related distribution agreement shall be approved by the Trustees, including the non-interested Trustees, cast in person at a meeting called for the purpose of voting on any such amendment. The Trustees also may interpret this Plan and make all determinations necessary or advisable for its administration.

Section 7.  Selection of Independent Trustees.  So long as the Plan is in effect, the selection and nomination of the Trust’s non-interested Trustees shall be committed to the discretion of such non-interested Trustees then in office.

Section 8.  Effective Date of Plan.  The Plan shall take effect as of the date hereof and, unless sooner terminated, shall continue in effect for as long as such continuance is specifically approved by the Trustees of the Trust and the non-interested Trustees at least annually, cast in person at a meeting called for the purpose of voting on such continuance.

Section 9.  Preservation of Materials. The Trust will preserve copies of this Plan, and any related agreements and reports, for a period of not less than six years (the first two years in an easily accessible place) from the date of those documents, or for such other periods as may be required by applicable law.

Section 10.  Meanings of Certain Terms.  As used in the Plan, the terms “interested person” and “majority of the outstanding voting securities” will be deemed to have the same meaning that those terms have under the 1940 Act and the rules and regulations under the 1940 Act, subject to any exemption that may be granted to the Trust under the 1940 Act by the Securities and Exchange Commission. When voting on the approval, termination or amendment of this Plan, or with respect to an agreement related to this Plan, shareholders of the applicable Portfolio or Portfolios shall vote in accordance with instructions received from the relevant owners of Variable Contracts funded by the separate accounts of a Life Company.

Effective Date: January 1, 2007

SCHEDULE A

with respect to

ING INVESTORS TRUST

AMENDED AND RESTATED DISTRIBUTION PLAN

SERVICE 2 CLASS

Portfolios

ING AllianceBernstein Mid Cap Growth Portfolio

ING Capital Guardian Small/Mid Cap Portfolio

ING Capital Guardian U.S. Equities Portfolio

ING Disciplined Small Cap Value Portfolio

ING Eagle Asset Capital Appreciation Portfolio

ING EquitiesPlus Portfolio

ING Evergreen Health Sciences Portfolio

ING Evergreen Omega Portfolio

ING FMRSM Diversified Mid Cap Portfolio

ING FMRSM Earnings Growth Portfolio

ING FMRSM Mid Cap Growth Portfolio

ING Franklin Income Portfolio

ING Global Real Estate Portfolio

ING Global Resources Portfolio

ING Global Technology Portfolio

ING International Portfolio

ING Janus Contrarian Portfolio

ING JPMorgan Emerging Markets Equity Portfolio

ING JPMorgan Small Cap Equity Portfolio

ING JPMorgan Value Opportunities Portfolio

ING Julius Baer Foreign Portfolio

ING Legg Mason Partners All Cap Portfolio

ING Legg Mason Value Portfolio

ING LifeStyle Aggressive Growth Portfolio

ING LifeStyle Growth Portfolio

ING LifeStyle Moderate Growth Portfolio

ING LifeStyle Moderate Portfolio

ING Limited Maturity Bond Portfolio

ING Liquid Assets Portfolio

ING Lord Abbett Affiliated Portfolio

ING MarketPro Portfolio

ING MarketStyle Growth Portfolio

ING MarketStyle Moderate Growth Portfolio

ING MarketStyle Moderate Portfolio

ING Marsico Growth Portfolio

ING Marsico International Opportunities Portfolio

ING Mercury Large Cap Growth Portfolio

ING Mercury Large Cap Value Portfolio

ING MFS Total Return Portfolio

ING MFS Utilities Portfolio

ING Oppenheimer Main Street Portfolio®

ING PIMCO Core Bond Portfolio

ING PIMCO High Yield Portfolio

ING Pioneer Fund Portfolio

ING Pioneer Mid Cap Value Portfolio

ING T. Rowe Price Capital Appreciation Portfolio

ING T. Rowe Price Equity Income Portfolio

ING Templeton Global Growth Portfolio

ING UBS U.S. Allocation Portfolio

ING Van Kampen Equity Growth Portfolio

ING Van Kampen Global Franchise Portfolio

ING Van Kampen Growth and Income Portfolio

ING Van Kampen Real Estate Portfolio

ING VP Index Plus International Equity Portfolio

ING Wells Fargo Mid Cap Disciplined Portfolio

ING Wells Fargo Small Cap Disciplined Portfolio

Effective Date:  January 1, 2007